Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Amendment No. 2 of Form 8-K of Aqua Power Systems Inc. and Subsidiary of our report dated July 14, 2015, on our audit of the balance sheets of Aqua Power Systems Japan Kabushiki Kaisha ("the Company") as of March 31, 2015 and 2014, and the related statements of comprehensive loss, stockholders’ deficit, and cash flows for the years then ended.

Our report, dated July 14, 2015, contains an explanatory paragraph that states that we were unable to obtain sufficient appropriate audit evidence regarding inventory quantities at the beginning of the fiscal year ended March 31, 2014. Therefore, we do not express an opinion on the results of operations and cash flows for the year ended March 31, 2014.

Our report dated July 14, 2015, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations, negative cash flows from operating activities, and has negative working capital at March 31, 2015. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

July 14, 2015

Seattle, Washington